Exhibit 10.25

March 8, 2005

Ron Gillies
Via e-mail

Dear Ron:

Iomega is very pleased to offer you the position of Vice President Sales and Business Development. In this role, the Americas Sales organization including retail, distribution, catalog and OEM channels, sales operations, and Business Development functions will report to you. Your work location will be based in San Diego, California and you will be reporting directly to me. We are excited about our future and your contributions to Iomega’s continued success and we would like your employment to begin no later than April 4, 2005.

Your total compensation package includes:

  A base salary that equates to $250,000 annually, paid on a bi-weekly basis.
  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 40% of your annual base salary, subject to the terms of the Bonus Program and for 2005 will consist of revenue and profitability objectives. This program has a potential payout of up to two times target level for exceeding goals. For the 2005 plan year, your payout will be guaranteed at a minimum of $50,000 (gross).
  A sign-on bonus of $50,000 (gross) payable on the first payroll following your hire.
  An option to purchase 80,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.
  Starting accrual rate for Personal Time Off of five weeks per year increasing to six weeks per year upon your first anniversary of employment.
  A relocation package that consists of $35,000 (net) relocation amount payable upon notification of move date to San Diego. Your relocation must be completed by September 1, 2005.
  A comprehensive basic benefits package, including medical, dental and vision plans, life and disability insurance, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.
  A comprehensive executive benefits package that includes:

  Participation in a Change of Control Agreement as approved by the Board of Directors
  Executive Life Insurance policy with a face value of $750,000, subject to medical underwriting
  Executive Short and Long-Term Disability Insurance, subject to medical underwriting
  Executive Tax Planning Services provided by Price Waterhouse LLP
  An annual executive physical
  Participation in the Iomega Non-qualified Deferred Compensation Plan

Iomega Corporation o 10955 Vista Sorrento Pkwyo San Diego, CA 92130 o tel: 858-314-7000 o fax: 858-314-7001 o www.iomega.com

March 8, 2005
Ron Gillies

If you voluntarily terminate your employment at Iomega Corporation within one year of your hire date, you agree to reimburse Iomega Corporation 100% of the sign on bonus and relocation amounts received including applicable withholding taxes.

If your employment is terminated or “constructively terminated” --other than for “cause” as defined below--you will receive 9 months base salary provided you have signed a separation agreement and full release.

“Cause” means: a) A violation of law that would materially injure Iomega or materially impact employee’s ability to perform for Iomega, b) A material breach of the Iomega Code of Conduct, or non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, c) A material failure to perform employee’s job responsibilities after being notified in writing of the deficiency and the failure to cure such deficiency within thirty days, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. “Constructively terminated” means: x) An adverse alteration in the nature and status of employee’s job responsibilities, title or reporting structure, y) A material reduction in employee’s annual base salary, bonus plan, or any other benefit, or z) the non-voluntary relocation of employee’s primary work location more than 50 miles from San Diego, California.

The start of your employment is contingent upon: (a) your signature on this letter, (b) your signature on the Agreement for Employee use of Corporate Information, (c) your review and written acknowledgment of the Iomega Employee Information Guide and Code of Conduct (d) proof of your eligibility to work in the United States (e) receipt by Iomega of a satisfactory background check, and (f) approval by the Iomega Board of Directors’ Compensation Committee.

This offer constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

To accept this offer, please sign and return before March 11, 2005. Please fax this signed offer letter and Agreement for Employee Use of Corporate Information to Anna Aguirre.

If you have any questions, please contact me on my mobile phone or Anna. Ron, I am very excited to have you join our executive team and feel that these terms and conditions demonstrate our commitment to you and your career at Iomega.

Sincerely,

/s/ Werner T. Heid

Werner T. Heid
President and CEO

/s/ Ron Gillies Signed and Accepted	March 11, 2005

Iomega Corporation o 10955 Vista Sorrento Pkwyo San Diego, CA 92130 o tel: 858-314-7000 o fax: 858-314-7001 o www.iomega.com